Filed Pursuant to Rule 424(b)(5)
Registration No. 333-167383

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 20, 2010)

4,500,000 Shares

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering and selling 4,500,000 shares of our common stock at a price of $18.00 per share.

Our common stock is traded on the NASDAQ Global Market under the symbol “CKEC.” On July 25, 2013, the last reported sale price of our common stock was $18.69 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and any risk factors described in the documents we incorporate by reference.

	Per Share	Total
Public offering price	$18.00	$81,000,000
Underwriting discount and commissions	$0.936	$4,212,000

Proceeds to us (before expenses)	$17.064	$76,788,000

The underwriters have an option to purchase up to an additional 675,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to the purchasers on or about July 31, 2013.

Sole Bookrunning Manager

Macquarie Capital

Co-Managers

B. Riley & Co.	Wedbush Securities	Barrington Research
Maxim Group LLC	Ascendiant Capital Markets, LLC

The date of this prospectus supplement is July 25, 2013.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering of our common stock. You should read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under “Incorporation of Certain Information by Reference” in this prospectus supplement, and you may obtain the documents incorporated by reference without charge by following the instructions under “Incorporation of Certain Information by Reference.” To the extent there is a conflict between the information contained in this prospectus supplement and the accompanying prospectus or any document incorporated by reference, you should rely on the information contained in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents we incorporate by reference. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not and the underwriters are not making any offer to sell the common stock in any jurisdiction where the offer to sell is not permitted. You should not assume that the information we have included in this prospectus supplement, any related free writing prospectus and the accompanying prospectus is accurate as of any date other than the date hereof or thereof, respectively, or that information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or incorporated by reference herein.

All references in this prospectus supplement to “we,” “our,” “us,” or “Carmike” refer to Carmike Cinemas, Inc. and its subsidiaries on a consolidated basis, unless otherwise indicated or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and we file annual, quarterly and current reports and other information with the Securities and Exchange Commission, or the SEC. You can read our SEC filings over the Internet at the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s web site at prescribed rates, you may complete an online form at http://www.sec.gov , send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available in the investor relations portion of our website at www.carmikeinvestors.com. The information on, or accessible through, our website is not part of this prospectus supplement unless specifically incorporated by reference herein.

S-ii

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	Annual Report on Form 10-K for the year ended December 31, 2012, including information specifically incorporated by reference into our Form 10-K from our proxy statement for our annual meeting of stockholders held on May 29, 2013;

(b)	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013;

(c)	Current Reports on Form 8-K filed November 15, 2012 (8-K/A filed January 8, 2013), May 16, 2013, May 31, 2013, June 20, 2013, July 2, 2013 and July 18, 2013; and

(d)	The description of our common stock contained in amendments to Form 8-A filed with the SEC on January 31, 2002 and February 14, 2002, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings at no cost, by writing to or telephoning us at the following address:

Carmike Cinemas, Inc.

Attention: Corporate Secretary

1301 First Avenue

Columbus, Georgia 31901

(706) 576-3400

S-iii

SUMMARY

This summary contains basic information about us and this offering. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement, any related free writing prospectus, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and the notes thereto, for a more complete understanding of our business, financial condition and results of operations. You should pay special attention to the “Risk Factors” section beginning on page S-8 of this prospectus supplement, as well as the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2012, before making an investment decision.

Our Company

We are one of the largest motion picture exhibitors in the United States and as of June 30, 2013, we owned, operated or had an interest in 245 theatres with 2,476 screens located in 35 states. The majority of our theatres are equipped to provide digital cinema and as of June 30, 2013, we had 232 theatres (95% of our theatres) with 2,373 screens (96% of our screens) on a digital-based platform. In addition, we continue to expand our 3-D cinema deployments and as of June 30, 2013 we had 227 theatres (93% of our theatres) with 940 screens (38% of our screens) equipped for 3-D.

We target small to mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment.

Recent Developments

Theatre Acquisitions

On July 18, 2013, we announced the signing of a definitive agreement to purchase three digital entertainment complexes with an aggregate of 52 screens in Louisville, Kentucky (Stonybrook 20), Voorhees, New Jersey (Ritz Center 16) and Hickory Creek, Texas (Hickory Creek 16) from Cinemark USA, Inc., a wholly-owned subsidiary of Cinemark Holdings, Inc. Each of the acquired auditoriums features full digital projection and stadium seating. Approximately one-third of the screens are 3-D-capable and the theatre in Louisville, Kentucky includes an IMAX® large format screen. The transaction is expected to close during the third quarter, subject to customary closing conditions. We will continue to actively pursue attractive acquisitions as we grow our circuit.

Second Quarter 2013 Developments

On July 22, 2013, we reported financial results for the three and six months ended June 30, 2013, which included the following highlights:

•

Second quarter admissions revenues grew 24.7% year-over-year and 13.9% on a per screen basis, significantly outperforming the domestic cinema industry increase of 7.8%. Second quarter concessions and other revenue per patron increased 6.9%, extending our year-over-year per patron spending growth to 14 consecutive quarters.

•

Our average second quarter admissions per patron increased 4.5% to $7.22, primarily due to price increases and an uplift from recent acquisitions. Average concessions and other revenue per patron rose 6.9% to $4.19. In aggregate, per patron spending rose 5.4% to $11.41, up from $10.83 in the prior year.

•

Our concessions and other revenue margin increased to $54.9 million from $43.6 million in the prior year period. As a percentage of concessions and other revenues, concessions costs for the quarter were

12.3%, compared to 11.2% in the comparable quarter. The increase was due primarily to an increase in the cost of concession supplies and increased discounts and other promotional activities. Film exhibition costs as a percentage of admissions revenue increased 90 basis points to 56.7%.

•

As a percentage of total operating revenues, other theatre operating expenses decreased from 38.6% in the second quarter of 2012 to 36.2% in the second quarter of 2013. Other theatre operating expenses increased to $61.8 million for the three months ended June 30, 2013, compared to $52.3 million for the same period in 2012, largely a reflection of the 9.5% increase in our average screen count. General and administrative expenses were $6.0 million for the three months ended June 30, 2013, compared to $5.2 million for the same period in 2012, primarily due to costs associated with ongoing acquisition activities.

•	In addition to the three theatre acquisition described above, we completed a new build-to-suit theatre in Winchester, Virginia in late June.

Second Quarter 2013 Financial Highlights (Unaudited)

The tables below highlight our unaudited financial results and other operating data for the three and six months ended June 30, 2013 as reported on July 22, 2013 (amounts in thousands except operating and per share data).

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
Condensed Consolidated Statements of Operations:
Revenues:
Admissions	$107,825	$86,434	$189,348	$169,125
Concessions and other	62,648	49,099	111,219	96,375

Total operating revenues	170,473	135,533	300,567	265,500

Operating costs and expenses:
Film exhibition costs	61,141	48,254	104,405	91,497
Concession costs	7,730	5,481	13,699	11,048
Other theatre operating costs	61,768	52,290	119,728	104,421
Lease termination charges	—	—	3,063	—
General and administrative expenses	6,032	5,174	12,047	10,174
Severance agreement charges	—	493	—	493
Depreciation and amortization	10,251	7,737	20,483	15,504
(Gain) loss on sale of property and equipment	(21)	—	59	248
Impairment of long-lived assets	207	50	411	1,536

Total operating costs and expenses	147,108	119,479	273,895	234,921

Operating income	23,365	16,054	26,672	30,579
Interest expense	12,346	8,611	24,645	16,874
Loss on extinguishment of debt	—	4,961	—	4,961

Income before income tax and loss (income) from unconsolidated affiliates	11,019	2,482	2,027	8,744
Income tax expense	4,755	912	459	3,320
Income (loss) from unconsolidated affiliates	352	(448)	(663)	(992)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited)
Income from continuing operations	6,616	1,122	905	4,432
Income (loss) from discontinued operations	61	76	(11)	(3)

Net income	$6,677	$1,198	$894	$4,429

Weighted average shares outstanding:
Basic	17,598	16,963	17,573	14,894
Diluted	18,068	17,364	18,033	15,147
Net income per common share (Basic):
Income from continuing operations	$0.38	$0.07	$0.05	$0.30
Income from discontinued operations, net of tax	—	—	—	—

Net income per common share	$0.38	$0.07	$0.05	$0.30

Net income per common share (Diluted):
Income from continuing operations	$0.37	$0.07	$0.05	$0.29
Income from discontinued operations, net of tax	—	—	—	—

Net income per common share	$0.37	$0.07	$0.05	$0.29

Other Financial Information (unaudited):
Theatre level cash flow, excluding acquisition-related expenses(1)	$39,834	$29,508	$62,735	$58,534
Adjusted net income, excluding acquisition-related expenses(1)	6,912	3,685	3,398	7,965
EBITDA(1)	34,029	18,458	46,481	40,127
Adjusted EBITDA, excluding acquisition-related expenses(1)	34,018	24,334	51,435	48,360

Operating Data (unaudited):
Average theatres	244	234	245	234
Average screens	2,468	2,253	2,476	2,251
Average attendance per screen(2)	6,054	5,583	10,731	10,984
Average admission per patron(2)	$7.22	$6.91	$7.13	$6.88
Average concessions/other sales per patron(2)	$4.19	$3.92	$4.19	$3.92
Total attendance (in thousands)(2)	14,941	12,580	26,561	24,764

	June 30, 2013	December 31, 2012
Total debt(1)	$432,988	$434,695
Net debt(1)	$349,252	$366,164

(1)

EBITDA represents net income plus income tax expense, interest expense and depreciation and amortization. Adjusted EBITDA represents EBITDA plus (income) loss from unconsolidated affiliates, (income) loss from discontinued operations, lease termination charges, merger and acquisition-related expenses, (gain) loss on sale of property and equipment, loss on extinguishment of debt and impairment of long-lived assets. Adjusted net income represents net income plus impairment of long-lived assets, (gain) loss on sale of property and equipment, loss on extinguishment of debt, lease termination charges and merger and acquisition-related expenses, net of tax. Theatre level cash flow represents Adjusted EBITDA plus general and administrative expenses, net of merger and acquisition-related expenses. EBITDA, Adjusted EBITDA, Adjusted net income and theatre level cash flow are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. EBITDA, Adjusted EBITDA, Adjusted net income and theatre level cash flow have limitations as an analytical tool, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	these measures do not reflect changes in, or cash requirements for, our working capital needs;

•	these measures do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA, Adjusted EBITDA, Adjusted net income and theatre level cash flow should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these measures only supplementally. We believe that our presentation of these GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our core business.

Management uses EBITDA, Adjusted EBITDA, Adjusted net income and theatre level cash flow:

•

as measurements of operating performance because they assist in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.

We believe EBITDA, Adjusted EBITDA, Adjusted net income and theatre level cash flow are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide a measure of core operations. These measurements are used by investors as supplemental measures to evaluate the overall operating performance of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations from one period to the next and would ordinarily add back events that are not part of normal day-to-day operations of our business. By providing these non-GAAP financial measures, together with a reconciliation, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing strategic initiatives.

The following table reconciles net income to EBITDA, Adjusted EBITDA and theatre level cash flow (amounts in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Net income	$6,677	$1,198	$894	$4,429
Income tax expense	4,755	912	459	3,320
Interest expense	12,346	8,611	24,645	16,874
Depreciation and amortization	10,251	7,737	20,483	15,504

EBITDA	$34,029	$18,458	$46,481	$40,127
(Income) loss from unconsolidated affiliates	(352)	448	663	992
(Income) loss from discontinued operations	(61)	(76)	11	3
(Gain) loss on sale of property and equipment	(21)	—	59	248
Impairment of long-lived assets	207	50	411	1,536
Loss on extinguishment of debt	—	4,961	—	4,961
Lease termination charges	—	—	3,063	—
Severance agreement charges	—	493	—	493
Merger and acquisition-related expenses	216	—	747	—

Adjusted EBITDA	$34,018	$24,334	$51,435	$48,360

General and administrative expenses(a)	5,816	5,174	11,300	10,174

Theatre level cash flow	$39,834	$29,508	$62,735	$58,534

(a)	Excludes merger and acquisition-related expenses for the three and six months ended June 30, 2013.

The following table reconciles net income to Adjusted net income (amounts in thousands except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)
Net income	$6,677	$1,198	$894	$4,429
Impairment of long-lived assets	207	50	411	1,536
(Gain) loss on sale of property and equipment	(21)	—	59	248
Loss on extinguishment of debt	—	4,061	—	4,061
Lease termination charges	—	—	3,063	—
Merger and acquisition-related expenses	216	—	747	—
Tax effect of adjustments to net income(b)	(167)	(1,624)	(1,776)	(2,309)

Adjusted net income	$6,912	$3,685	$3,398	$7,965

Weighted average shares outstanding (basic)	17,598	16,963	17,573	14,894
Weighted average shares outstanding (diluted)	18,068	17,364	18,033	15,147
Adjusted net income per share (basic)	$0.39	$0.22	$0.19	$0.53
Adjusted net income per share (diluted)	$0.38	$0.21	$0.19	$0.53

(b)	Adjustments to net income for the three and six months ended June 30, 2013 and 2012 are shown net of tax effect of 41.5% and 39.5%, respectively, which represents the estimated combined federal and state tax rates.

In addition, Carmike uses total debt and net debt as supplemental non-GAAP financial measures. Total debt represents the sum of current maturities of capital leases and long-term financing obligations, long-term debt and capital leases and long-term financing obligations (less current maturities).

Net debt represents total debt less cash and cash equivalents. Total debt and net debt have certain limitations as analytical tools and you should not consider them in isolation or as substitutes for our financial condition as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using these measures only supplementally. We believe that our presentation of total debt and net debt as well as the correlating GAAP financial measurements provide information that is useful to our management, as well as analysts and investors, because they are important indicators of our financial condition.

The following table reconciles current maturities of capital leases and long-term financing obligations to total debt and net debt (amounts in thousands):

	June 30, 2013	Dec. 31, 2012
	(unaudited)
Current maturities of capital leases and long-term financing obligations	$4,750	$4,422
Long-term debt	209,583	209,548
Capital leases and long-term financing obligations, less current maturities	218,655	220,725

Total debt	$432,988	$434,695
Less cash and cash equivalents	(83,736)	(68,531)

Net debt	$349,252	$366,164

(2)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Corporate Information

Carmike Cinemas, Inc. was organized as a Delaware corporation in April 1982 in connection with the leveraged buy-out of our predecessor, the Martin Theatres circuit. Our principal executive offices are located at 1301 First Avenue, Columbus, Georgia 31901, and our telephone number is (706) 576-3400. Our website address is www.carmike.com . The information on, or accessible through, our website is not part of this prospectus supplement unless specifically incorporated by reference herein.

Summary of the Offering

Common stock we are offering	4,500,000 shares

Common stock to be outstanding after this offering	22,367,823 shares

Over-allotment option	675,000 shares

Use of proceeds	We intend to use the net proceeds of this offering for potential acquisitions, working capital, capital expenditures or other general corporate purposes. See “Use of Proceeds.”

NASDAQ Global Market Symbol	CKEC

Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement as well as the risk factors described in our Form 10-K for the year ended December 31, 2012, which are incorporated by reference herein, before making an investment decision.

The number of shares of common stock to be outstanding after this offering is based on 17,867,823 shares outstanding as of June 30, 2013 and excludes an aggregate of 561,662 shares issuable upon exercise of outstanding stock options as of such date.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option to purchase up to an additional 675,000 shares of our common stock from us.

RISK FACTORS

Investing in our common stock involves risk. Prior to making a decision about investing in our common stock, you should carefully consider the following risk factors, as well as the risk factors discussed under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of shares of our common stock could decline, and you could lose part or all of your investment. See “Cautionary Statement Regarding Forward-Looking Information.”

Risks Related to Our Common Stock

The price of our common stock may be volatile.

The market price of our common stock has been volatile. During the twelve months ended June 30, 2013, the sale price of our common stock on the NASDAQ Global Market has ranged from a high of $19.54 to a low of $11.04. The following factors could cause the price of our common stock in the public market to fluctuate significantly from the price you will pay in this offering:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the motion picture exhibition industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of common stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management attention and company resources and could have a material adverse effect on our business and results of operations.

There may be future sales or other dilution of our equity that may adversely affect the market price of our common stock.

Following a customary lock-up period, which is described under the heading “Underwriting—No Sales of Similar Securities,” we will not be restricted from issuing additional common stock or securities that are convertible into or exchangeable for, or that represent the right to receive, shares of our common stock. Sales or other issuances of a substantial number of shares of our common stock or equity-related securities could depress the market price of our common stock and impair our ability to raise capital through the sale of common stock or equity-related securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

We may not pay dividends on our common stock.

We plan to allocate our capital primarily for potential acquisitions. The payment of future dividends is subject to the Board of Directors’ discretion and dependent on many considerations, including limitations imposed by covenants in our credit facilities, operating results, capital requirements, strategic considerations and other factors.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

We have not designated the amount of net proceeds from this offering to be used for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our profitability or market value.

Our certificate of incorporation and bylaws contain provisions that make it more difficult to effect a change in control of Carmike.

Certain provisions of our certificate of incorporation and bylaws and the Delaware General Corporation Law could have the effect of delaying, deterring or preventing a change in control of Carmike not approved by the Board of Directors, even if the change in control were in the stockholders’ interests. Under our certificate of incorporation, our Board of Directors has the authority to issue up to one million shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue shares of preferred stock, an issuance of preferred stock in the future could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our bylaws provide that the request of stockholders owning 66 2/3% of our capital stock then issued and outstanding and entitled to vote is required for stockholders to request a special meeting.

Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 could have the effect of delaying or preventing a change of control that could be advantageous to the stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this prospectus supplement and the documents incorporated herein by reference are “forward-looking statements” about future events or results. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. They may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will,” “should,” “may,” “could” or words or phrases of similar meaning. Descriptions of our objectives, goals, targets, financing plans, business and growth strategies, anticipated sources of liquidity and capital expenditures are also forward-looking statements. These forward-looking statements are based on our current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including but not limited to:

•	our ability to achieve expected results from our strategic acquisitions;

•	general economic conditions in our regional and national markets;

•	our ability to comply with covenants contained in the agreements governing our indebtedness;

•	our ability to operate at expected levels of cash flow;

•	financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital;

•	our ability to meet our contractual obligations, including all outstanding financing commitments;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of leverage on our financial condition;

•	prices and availability of operating supplies;

•	the impact of continued cost control procedures on operating results;

•	the impact of asset impairments;

•	the impact of terrorist acts;

•	changes in tax laws, regulations and rates;

•	financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of our business; and

•	other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012 under the caption “Risk Factors”.

Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements contained in this prospectus supplement and the documents incorporated herein by reference speak only as of the date they were made. We do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $76.5 million (or $88.1 million if the underwriters exercise their over-allotment option in full) from the sale of shares of our common stock in this offering, after deducting underwriting discounts and estimated offering expenses. We intend to use the net proceeds of this offering for potential acquisitions, working capital, capital expenditures or other general corporate purposes.

DIVIDEND POLICY

We plan to allocate our capital primarily for potential acquisitions. The payment of future dividends is subject to the Board of Directors’ discretion and dependent on many considerations, including limitations imposed by covenants in our credit facilities, operating results, capital requirements, strategic considerations and other factors.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the NASDAQ Global Market under the symbol “CKEC.” As of December 31, 2012, there were 291 shareholders of record of our common stock. On July 25, 2013, the last reported sale price of our common stock as reported by the NASDAQ Global Market was $18.69 per share. The following table sets forth the high and low sales prices per share of our common stock as reported by the NASDAQ Global Market for the periods indicated:

	High Sale Price	Low Sale Price
2013:
Third Quarter (through July 25, 2013)	$20.89	$18.19
Second Quarter	$19.54	$15.44
First Quarter	$18.90	$14.95
2012:
Fourth Quarter	$15.34	$11.07
Third Quarter	$15.59	$11.04
Second Quarter	$15.80	$12.16
First Quarter	$7.38	$5.98
2011:
Fourth Quarter	$7.88	$5.18
Third Quarter	$7.30	$5.14
Second Quarter	$7.29	$6.51
First Quarter	$8.11	$6.42

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

The following is a summary of material U.S. federal income and estate tax consequences relevant to the purchase, ownership and disposition of our common stock. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations and judicial and administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors, including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons who have acquired our common stock as compensation or otherwise in connection with the performance of services, persons that will hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction, and U.S. holders (as defined below) whose functional currency is not the U.S. dollar. Tax consequences may vary depending upon the particular status of an investor. The summary is limited to taxpayers who will hold our common stock as “capital assets” (generally, property held for investment). Each potential investor should consult its own tax advisor as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership and disposition of our common stock.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax consequences relating to an investment in our common stock will generally depend upon the status of the partner and the activities of the partnership. If you are treated as a partner in such an entity holding our common stock, you should consult your tax advisor as to the particular U.S. federal income and estate tax consequences applicable to you.

U.S. Holders

The discussion in this section is addressed to a holder of our common stock that is a “U.S. holder” for U.S. federal income tax purposes. You are a U.S. holder if you are a beneficial owner of our common stock that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity that is taxable as a corporation) created or organized in the United States or under the laws of the United States or of any State (or the District of Columbia); (iii) an estate if the income of such estate falls within the federal income tax jurisdiction of the United States regardless of the source of such income; or (iv) a trust (a) if a United States court is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (b) that has in effect a valid election under applicable Treasury regulations to be treated as a U.S. person.

Distributions

As discussed under “Dividend Policy” above, currently we plan to allocate our capital primarily for potential acquisitions. In the event that we do make a distribution of cash or property (other than certain stock distributions) with respect to our common stock, such distributions will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to our common stock exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock, and thereafter as a capital gain, which will be a long-term capital gain if the U.S. holder has held such stock at the time of the distribution for more than one year.

Distributions constituting dividend income received by non-corporate U.S. holders in respect of our common stock are generally subject to taxation at a maximum rate of 20%, provided certain holding period requirements are satisfied. Distributions on our common stock constituting dividend income paid to U.S. holders that are U.S. corporations will generally qualify for the dividends received deduction, subject to various limitations.

Sale or redemption

A U.S. holder will generally recognize capital gain or loss on a sale, exchange, redemption (other than a redemption that is treated as a distribution) or other disposition of our common stock equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in the shares so disposed. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares disposed of exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers are generally taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Information reporting and backup withholding

Information returns will be filed with the Internal Revenue Service, or IRS, in connection with payments of dividends and the proceeds from a sale or other disposition of common stock payable to a U.S. holder that is not an exempt recipient. Certain U.S. holders may be subject to backup withholding with respect to the payment of dividends on our common stock and to certain payments of proceeds on the sale or redemption of our common stock unless such U.S. holders provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a U.S. holder who is required to furnish information but does not do so in the proper manner. U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Additional tax on net investment income

Certain types of investment income, including capital gain, dividends and interest (net of certain allowable deductions allocable to such investment income) may be subject to an additional 3.8% tax. This tax applies to non-corporate U.S. holders that meet certain income thresholds. Prospective U.S. holders should consult their own tax advisors regarding this additional tax.

Non-U.S. Holders

The discussion in this section is addressed to holders of our common stock that are “non-U.S. holders.” You are a non-U.S. holder if you are a beneficial owner of our common stock (other than an entity treated as a partnership) and not a U.S. holder for U.S. federal income tax purposes.

Distributions

Generally, distributions treated as dividends as described above under “—U.S. Holders—Distributions” paid to a non-U.S. holder with respect to our common stock will be subject to a 30% U.S. federal withholding tax, or such lower rate as may be specified by an applicable income tax treaty. Distributions that are effectively connected with such non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty requires, are attributable to a U.S. permanent establishment or fixed base of such holder) are generally subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected distributions received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty.

For purposes of obtaining a reduced rate of withholding under an income tax treaty, a non-U.S. holder will generally be required to provide a U.S. taxpayer identification number as well as certain information concerning the holder’s country of residence and entitlement to tax treaty benefits. A non-U.S. holder can generally meet the certification requirement by providing a properly executed IRS Form W-8BEN (if the holder is claiming the benefits of an income tax treaty) or Form W-8ECI (if the dividends are effectively connected with a trade or business in the United States) or suitable substitute form.

Sale or redemption

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or other disposition (other than a redemption, which may be subject to withholding tax or certification requirements under certain circumstances) of our common stock unless (i) the non-U.S. holder is a non-resident alien individual present in the United States for 183 or more days in the taxable year of the sale or disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if an income tax treaty requires, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. holder), or (iii) we are or have been during a specified testing period a “United States real property holding corporation” for U.S. federal income tax purposes, and certain other conditions are met. It is possible that we are now, or in the future may become, a United States real property holding corporation, or USRPHC, within the meaning of the Code. If we are considered a USRPHC at any time during the shorter of the period that a non-U.S. holder owned our common stock or the five-year period immediately preceding the holder’s disposition of our common stock, the holder may be subject to a tax on any gain realized on the disposition of shares of our common stock if our common stock is not regularly traded on an established securities market during the calendar year in which the disposition occurs. In that case, such non-U.S. holder also may be subject to a withholding tax on the proceeds from the disposition of the shares of our common stock. We expect that our common stock will be regularly traded on an established securities market and, therefore, the tax and the withholding tax described in the preceding two sentences would not apply to a disposition of shares of our common stock by a non-U.S. holder, except as provided below. Even if our common stock is regularly traded on an established securities market, the tax described above would apply to a non-U.S. holder’s disposition of our common stock if the holder owns (directly or under applicable constructive ownership rules) more than 5% of the total fair market value of all outstanding shares of our common stock at any time during the shorter of the period that the holder owned such common stock or the five-year period immediately preceding such disposition. The withholding tax described above, however, generally would not apply to that disposition.

Federal estate tax

Common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Information reporting and backup withholding

Payment of dividends, and the tax withheld with respect thereto, is subject to information reporting requirements. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. Under the provisions of an applicable income tax treaty or agreement, copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides. U.S. backup withholding will generally apply on payment of dividends to non-U.S. holders unless such non-U.S. holders furnish to the payor a Form W-8BEN (or other applicable form), or otherwise establish an exemption and the payor does not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient.

Payment of the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries is subject to information reporting and, depending on the circumstances, backup withholding, unless the non-U.S. holder certifies that it is not a U.S. person on Form W-8BEN (or other applicable form), or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder is allowable as a credit against such non-U.S. holder’s U.S. federal income tax, which may entitle the non-U.S. holder to a refund, provided that the non-U.S. holder timely provides the required information to the IRS. Moreover, certain penalties may be imposed by the IRS on a non-U.S. holder who is required to furnish information but does not do so in the proper manner. Non-U.S. holders should consult their tax advisors regarding the application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations.

Future withholding tax on certain dividends and sales proceeds under the Foreign Account Tax Compliance Act

The relevant withholding agent generally may be required to withhold 30% of any dividends on our common stock paid after June 30, 2014 and the gross proceeds from a sale of our common stock paid after December 31, 2016 to (i) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. The United States has entered into agreements with certain foreign countries that modify these general rules. Holders may be asked by the applicable withholding agent to supply documentation to establish their status under these rules. Holders should consult their own tax advisers regarding the potential consequences to them of these rules, including the withholding tax.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Macquarie Capital (USA) Inc. is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Macquarie Capital (USA) Inc.	3,589,286
B. Riley & Co., LLC	321,429
Wedbush Securities Inc.	160,714
Barrington Research Associates, Inc.	160,714
Maxim Group LLC	160,714
Ascendiant Capital Markets, LLC	107,143

Total:	4,500,000

The underwriting agreement provides that the several obligations of the underwriters to pay for and accept delivery of the common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus supplement if any such shares are purchased under the underwriting agreement. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Over-allotment Option

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 675,000 additional shares of common stock from us. The underwriters may exercise this option, in whole or in part, solely for the purpose of covering over-allotments, if any, made in connection with the offering of the common stock offered by this prospectus supplement. To the extent the option is exercised, the underwriters will become obligated, subject to certain conditions, to purchase such additional shares.

Commissions and Discounts

The underwriters initially propose to offer part of the common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at such price less a discount or concession not in excess of $0.56160. After the initial offering of the common stock, the offering price and other selling terms may from time to time be varied by the underwriters.

The following table shows the per share and total public offering price, the underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 675,000 shares of common stock from us.

	Total
	Per Share	No Exercise	Full Exercise
Public offering price	$18.00	$81,000,000	$93,150,000
Underwriting discounts and commissions to be paid by us	$0.936	$4,212,000	$4,843,800

Proceeds, before expenses, to us	$17.064	$76,788,000	$88,306,200

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $250,000.

No Sales of Similar Securities

Our common stock is listed on the NASDAQ Global Market under the trading symbol “CKEC.”

We and our executive officers and directors have agreed not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our securities that are substantially similar to the shares of common stock offered hereby, including but not limited to options or warrants to purchase shares of our common stock or securities that are convertible into or exchangeable for shares of our common stock, for 90 days after the date of this prospectus supplement, except with the prior written consent of Macquarie Capital (USA) Inc. The restrictions described in this paragraph are subject to certain limited exceptions, including with respect to:

•	transfers pursuant to certain employee stock incentive or long-term incentive plans;

•	entry by an officer or director into a trading plan pursuant to Rule 10b5-1 under the Exchange Act, so long as no sales are made under such plan during the 90-day period referred to above;

•	shares purchased on the open market;

•	issuances of stock upon exercise of outstanding warrants or options; and

•

shares of stock not exceeding 10% of the shares outstanding following this offering, that are issued by us in connection with an acquisition, strategic investment or transaction that furthers a bona fide commercial relationship (including a joint venture, marketing or distribution arrangement and similar arrangement), so long as the shares issued remain subject to restrictions on transfer until the end of the 90-day period referred to above.

In the event that either (1) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, except in certain limited circumstances.

Indemnification and Contribution

We have agreed to indemnify the underwriters and their respective controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their respective controlling persons may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more common stock than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of common stock available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing common stock in the open market. In determining the source of common stock to close out a covered short sale, the underwriters will consider, among other things, the open market price of common stock compared to the price available under the over-allotment option. The underwriters may also sell common stock in excess of the over-allotment option, creating a naked short position.

The underwriters must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

The underwriters are not required to engage in these activities and may end any of these activities at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement in electronic format may be made available by the underwriters or their respective affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus supplement and accompanying prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web sites maintained by the underwriters is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as underwriters and should not be relied upon by investors.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.

Certain of the underwriters and their respective affiliates may perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. For example, Macquarie Capital (USA) Inc. or its affiliates act as the documentation agent and a lender under our senior revolving credit facility. The underwriters and their affiliates may provide similar services in the future.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of shares to the public in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010PD Amending Directive means Directive 2010/73/EU.

United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and are only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by our counsel, King & Spalding LLP. Latham  & Watkins, LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

The consolidated financial statements and related financial statement schedule of Carmike, incorporated in this prospectus supplement by reference from Carmike’s Annual Report on Form 10-K and the effectiveness of Carmike’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Rave Review Cinemas, LLC and subsidiaries for the fiscal years ended December 29, 2011 (Restated), December 30, 2010 (Restated), and December 31, 2009 (Restated) incorporated in this prospectus supplement by reference from Carmike’s Form 8-K/A filed January 8, 2013 have been audited by Montgomery Coscia Greilich, LLP, independent auditors, as stated in their reports and upon the authority of such firm as experts in accounting and auditing.

$175,000,000

Carmike Cinemas, Inc.

Common Stock

Debt Securities

Depositary Shares

Preferred Stock

Warrants

Eastwynn Theatres, Inc.

George G. Kerasotes Corporation

GKC Indiana Theatres, Inc.

GKC Michigan Theatres, Inc.

GKC Theatres, Inc.

Military Services, Inc.

Guarantees of Debt Securities

We may offer and sell the securities listed above from time to time in one or more offerings. We will provide specific terms of any offering in supplements to this prospectus. The debt securities, depositary shares, preferred stock and warrants may be convertible into or exercisable or exchangeable for our common stock or our preferred stock. The securities may be offered separately or together in any combination and as separate series. You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents we incorporate by reference, before you invest in any of our securities. The debt securities may be fully and unconditionally guaranteed by certain subsidiaries of Carmike Cinemas, Inc.

Carmike Cinemas, Inc.’s common stock is traded on the Nasdaq Global Market under the trading symbol “CKEC.”

Investing in our securities involves risks. See “Risk Factors” on page 1 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is August 20, 2010.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. No person has been authorized to give any information or make any representations other than the information and those representations contained or incorporated by reference in this prospectus. You should not assume that the information provided by this prospectus or the documents incorporated by reference herein is accurate as of any date other than the date of this prospectus or the incorporated documents, regardless of the date you receive them.

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

Unless the context otherwise requires, references in this prospectus to “Carmike,” “we,” “us” and “our” refer to Carmike Cinemas, Inc.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock, par value $0.03 per share, is listed and traded on the Nasdaq Global Market. Information about us, including our SEC filings, is also available at our Internet site at http://www.carmike.com. However, the information on our Internet site is not a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement and information that we file subsequently with the SEC will automatically update this prospectus and any prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this prospectus and prior to the time that we sell all the securities offered by this prospectus and any prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•

annual report on Form 10-K for the year ended December 31, 2009, including information specifically incorporated by reference into our Form 10-K from our proxy statement for our annual meeting of stockholders held on May 17, 2010;

•	quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010;

•	current reports on Form 8-K filed January 20, 2010, January 27, 2010, March 9, 2010, May 21, 2010, June 8, 2010 and June 30, 2010; and

•	the description of our common stock contained in an amendment to Form 8-A filed with the SEC on January 31, 2002, including any amendment or report filed for the purpose of updating such description.

You may obtain a copy of any or all of the documents referred to above at no cost to you by writing or telephoning us at the following address:

Carmike Cinemas, Inc.

1301 First Avenue

Columbus, Georgia 31901

Attention: Corporate Secretary

(706) 576-3400

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains statements that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act. In addition, we, or our executive officers on our behalf, may from time to time make forward-looking statements in reports and other documents we file with the SEC. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “plan,” “estimate,” “expect,” “project,” “anticipate,” “intend,” “believe” and other words and terms of similar meaning in connection with discussion of future operating or financial performance.

These statements are based on the current expectations, estimates or projections of management and do not guarantee future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including:

•	general economic conditions in our regional and national markets;

•	our ability to comply with covenants contained in our senior credit agreement;

•	our ability to operate at expected levels of cash flow;

•	financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital;

•	our ability to meet our contractual obligations, including all outstanding financing commitments;

•	the availability of suitable motion pictures for exhibition in our markets;

•	competition in our markets;

•	competition with other forms of entertainment;

•	the effect of leverage on our financial condition;

•	prices and availability of operating supplies;

•	the impact of continued cost control procedures on operating results;

•	the impact of asset impairments;

•	the impact of terrorist acts;

•	changes in tax laws, regulations and rates;

•	financial, legal, tax, regulatory, legislative or accounting changes or actions that may affect the overall performance of our business; and

•	the other risk factors listed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and from time to time in our filings with the SEC.

Additional information concerning the risks and uncertainties listed above and other factors that you may wish to consider with respect to any investment in our securities is contained elsewhere in our filings with the SEC.

OUR COMPANY

We are one of the largest motion picture exhibitors in the United States and as of June 30, 2010 we owned, operated or had an interest in 240 theatres with 2,250 screens located in 35 states. We target small to mid-size non-urban markets with the belief that they provide a number of operating benefits, including lower operating costs and fewer alternative forms of entertainment.

As of June 30, 2010, we had 224 theatres (93% of our theatres) with 2,125 screens (94% of our screens) on a digital-based platform, including 197 theatres (82% of our theatres) with 544 screens (24% of our screens) equipped for 3-D. We believe our leading-edge technologies allow us not only greater flexibility in showing feature films, but also provide us with the capability to explore revenue-enhancing alternative content programming. Digital film content can be easily moved to and from auditoriums in our theatres to maximize attendance. The superior quality of digital cinema and our 3-D capability provides a competitive advantage to us in many markets where we compete for film and patrons.

Our offices are located at 1301 First Avenue, Columbus, Georgia 31901 and our telephone number is (706) 576-3400.

We own or have rights to trademarks or trade-names that are used in conjunction with the operations of our theatres. We own Carmike Cinemas® and Hollywood Connection®, the Carmike C® and its film strip design, and Wynnsong Cinemas® trademarks. In addition, our logo is our trademark. Coca-Cola®, Pepsi-Cola®, Christie®, RealD® and Texas Instruments “DLP”® are registered trademarks used (or incorporated by reference) in this prospectus and are owned by and belong to each of those companies, respectively.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and in our annual report on Form 10-K for the year ended December 31, 2009 filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, and in any of our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference herein, before making an investment decision. For more information, see “Information Incorporated By Reference” above.

Any prospectus supplement relating to debt securities will contain risk factors related to such debt securities, including, but not limited to, our ability to repay our indebtedness, the priority of such debt securities, our ability to modify our rights and obligations under the applicable indenture, our ability to defer interest payments on such debt securities or our ability to redeem such debt securities prior to maturity.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the ratio of earnings to fixed charges of our company, which includes our subsidiaries, on a consolidated basis. Carmike had no preferred stock outstanding for any period presented, and accordingly its ratio of earnings to combined fixed charges and preferred stock dividends is the same as its ratio of earnings to fixed charges. For purposes of computing the ratio of earnings to fixed charges, earning were calculated by adding (1) pre-tax earnings or loss from continuing operations before adjustment for income or loss from equity investees; (2) fixed charges; (3) amortization of capitalized interest; and (4) distributed income of equity investees and by subtracting capital interest. Fixed charges consist of the sum of (1) interest expense on long-term and short-term debt, including amortization of deferred debt cost; (2) capitalized interest; and (3) one-third of rental expense, which represents an estimate of rents representative of interest. Earnings were insufficient to cover fixed charges by $9.5 million, $10.6 million, $40.9 million, $69.4 million, $29.0 million and $1.6 million for the six months ended June 30, 2010 and the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

	Six Months Ended June 30,		Year Ended December 31,
	2010		2009		2008		2007	2006		2005
Ratio of earnings to fixed charges	0.66	x	0.79	x	0.30	x	—	0.53	x	0.97	x

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, capital expenditures and additions to working capital. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and the material provisions of our certificate of incorporation and our by-laws is only a summary. You should refer to the complete terms of our capital stock contained in our amended and restated certificate of incorporation, as amended, and our amended and restated by-laws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock consists of:

•	35,000,000 shares of common stock, par value $0.03 per share; and

•	1,000,000 shares of preferred stock, par value $1.00 per share.

We are currently authorized to issue up to 35,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of June 30, 2010, we had 12,879,173 shares of common stock and no shares of preferred stock outstanding.

Common Stock

Each share of common stock entitles the holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable to any outstanding preferred stock and rights that may be applicable to any preferred stockholders if we issue preferred stock in the future, the holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property when, as and if declared by the board of directors out of funds legally available for that purpose. Upon liquidation, subject to preferences that may be applicable to any outstanding preferred stock and rights that may be applicable to the holders thereof, the holders of common stock are entitled to a pro rata share in any distribution to our stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue up to 1,000,000 shares of preferred stock in one or more series without stockholder approval. Our board of directors is authorized, without further stockholder approval, to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including the number of shares constituting any series and the distinctive designation of that series, whether the series shall have dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, whether the series shall have a sinking fund for the redemption or repurchase of the shares of that series. Our issuance of preferred stock in the future could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock.

The prospectus supplement will describe the terms of any preferred stock being offered, including:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates and the dates on which any such dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	if other than the currency of the United States, the currency or currencies including composite currencies in which such preferred stock is denominated and/or in which payments will or may be payable;

•	the method by which amounts in respect of such preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to such calculation;

•

whether such preferred stock is convertible or exchangeable and, if so, the securities or rights into which such preferred stock is convertible or exchangeable, and the terms and conditions upon which such conversions or exchanges will be effected including conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

•	the place or places where dividends and other payments on the preferred stock will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

All shares of preferred stock offered hereby, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable. Any shares of preferred stock that are issued would have priority over the common stock with respect to dividend or liquidation rights or both.

Indemnification of Directors and Officers

Our certificate of incorporation and our by-laws provide a right to indemnification to the fullest extent permitted by law to any person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Carmike), by reason of the fact that he or she is or was a director, officer, employee or agent of ours or is or was a director or officer of ours serving at our request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and that such person will be indemnified and held harmless by us to the fullest extent authorized by, and subject to the conditions and procedures set forth in the Delaware General Corporation Law (the “DGCL”), against all expenses, liabilities and losses (including attorneys’ fees) reasonably incurred or suffered by such person in connection with such action, suit or proceeding. Our by-laws also provide for the advancement of expenses to an indemnified party. Additionally, we may indemnify any employee or agent of ours to the fullest extent permitted by law. Our by-laws authorize us to take steps to ensure that all persons entitled to the indemnification are properly indemnified, including, if the board of directors so determines, purchasing and maintaining insurance.

Limitations on Liability

Our certificate of incorporation provides that none of the directors shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the payment of unlawful dividends and certain other actions prohibited by the DGCL; and

•	any transaction from which the director derived any improper personal benefit.

The effect of this provision of our certificate of incorporation is to eliminate our rights and the rights of our stockholders to recover monetary damages against a director for breach of the director’s fiduciary duty of care, including breaches resulting from negligent or grossly negligent behavior, except in the situations described above. This provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director’s duty of care.

Additional Certificate of Incorporation and By-Law Provisions

General

Our certificate of incorporation and by-laws contain the following additional provisions, some of which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors. In addition, some provisions of the DGCL, if applicable to us, may hinder or delay an attempted takeover without prior approval of our board of directors. These provisions could discourage attempts to acquire us or remove incumbent management even if some or a majority of our stockholders believe this action is in their best interest. These provisions could, therefore, prevent stockholders from receiving a premium over the market price for the shares of common stock they hold.

Board of Directors

Our by-laws provide that the stockholders or board of directors may fix the number of directors who shall constitute the full board of directors, but the full board of directors shall consist of not less than six and no more than twelve directors.

Filling of Board Vacancies; Removal

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of our directors then in office provided that a quorum is present. Each director will hold office until his or her successor is elected and qualified, or until the director’s earlier death, resignation, retirement or removal from office. Any director may resign at any time upon written notice to us. Any director may be removed, with or without cause, by the vote of the holders of at least a majority of the shares of capital stock then entitled to vote at an election of directors.

Stockholder Action by Written Consent

Pursuant to the DGCL and our by-laws, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the actions so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented in writing. In addition, stockholders seeking to act by written consent must first request that the board of directors establish a record date for determining the stockholders entitled to consent.

Call of Special Meetings

Our by-laws provide that special meetings of the stockholders may be called by either the Chairman, if there is one, the President, or the Secretary, and shall be called by any such officer at the request in writing of a majority of our board of directors or at the request in writing of stockholders owning at least 66 2/3% of our capital stock then issued and outstanding and entitled to vote. In addition, stockholder requests for the call of special meetings must state the purpose or purposes of the special meeting and that business transacted at a special meeting shall be limited to the purposes stated in the notice of the special meeting.

Advance Notice for Stockholder Proposals or Nominations at Meetings

In accordance with our by-laws, stockholders may, (i) nominate persons for election to our board of directors or bring other business before an annual meeting of stockholders and (ii) nominate persons for election to our board of directors at a special meeting of stockholders, only by delivering prior written notice to us and complying with certain other requirements. With respect to any annual meeting of stockholders, such notice must generally be received by our Corporate Secretary no later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. With respect to any special meeting of stockholders, such notice must generally be received by our Corporate Secretary no earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which the date of the special meeting and the names of the nominees proposed to be elected at such meeting is publicly announced or disclosed. Any notice provided by a stockholder under these provisions must include the information specified in our by-laws.

Delaware “Business Combination” Statute

We are subject to the provisions of section 203 of the DGCL regulating corporate takeovers. This section prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (i) a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, for three years following the date that the stockholder became an “interested stockholder.” A “business combination” includes a merger or sale of 10% or more of our assets. However, the above provisions of section 203 do not apply if (i) our board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of that transaction; (ii) after the completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or (iii) on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the “interested stockholder.” This statute could prohibit or delay mergers or other change in control attempts, and thus may discourage attempts to acquire us.

Amendments to our Certificate of Incorporation and By-Laws

Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, subject to any voting rights granted to our preferred stock, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of at least 66  2/3% of the combined voting power of then outstanding shares of our capital stock entitled to vote, voting as a single class. Our certificate of incorporation permits our board of directors to adopt, amend and repeal our by-laws.

Transfer Agent and Registrar

The transfer agent and registrar with respect to the common stock is Registrar and Transfer Company. The transfer agent and registrar for each series of preferred stock will be described in the applicable prospectus supplement.

Nasdaq Global Market

Our common stock is traded on the Nasdaq Global Market under the trading symbol “CKEC.”

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

Debt securities issuable hereunder may be senior debt securities or subordinated debt securities and will have the general terms described herein, subject to the more specific terms set forth in any related prospectus supplement, in each case, as described more fully herein.

The debt securities will be issued under an indenture between us, any guarantors listed in the applicable prospectus supplement and the trustee, who will be named in the applicable prospectus supplement. The indenture will be subject to the Trust Indenture Act of 1939, as amended. As used in this prospectus, debt securities means any debentures, notes, bonds and other evidences of indebtedness that we may issue and the trustee authenticates and delivers under the indenture.

We have summarized in this section the selected terms and provisions of the indenture to which any prospectus supplement may relate. This summary is not complete. A form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is incorporated into this section by reference. You should read the indenture for additional information before you buy any debt securities. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by those contained in that prospectus supplement.

General

The debt securities will be direct obligations of Carmike. The indenture will not limit the amount of debt securities that we may issue and will permit us to issue debt securities from time to time. The indenture provides that debt securities issuable thereunder may be issued up to the aggregate principal amount which may be authorized by us from time to time. Debt securities issued under the indenture will be issued as part of a series that has been established by us pursuant to the indenture.

A prospectus supplement relating to each series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	any limit on the total principal amount of the debt securities;

•	the price at which the debt securities will be issued;

•	the date or dates on which the principal of the debt securities will be payable;

•	the interest rate on the debt securities, if any;

•	the date from which interest will accrue;

•	the record and interest payment dates for the debt securities;

•	whether the debt securities will be guaranteed by some or all of Carmike’s subsidiaries;

•	whether the securities will be secured or unsecured;

•	the location (other than New York City, Manhattan) of the paying agent;

•	any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities prior to their final maturity;

•	any sinking fund provisions that would obligate us to redeem the debt securities prior to their final maturity;

•	if other than denominations of $2,000 and any integral multiples of $1,000, the denominations in which any of our debt securities are issuable;

•	if other than the trustee, the identity of each security register and/or paying agent;

•	the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

•	any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

•	whether the provisions described under the heading “Defeasance” below apply to the debt securities;

•	any modifications or additions to the events of default;

•	any modifications or additions to the covenants;

•

whether the debt securities will be issued in certificated form or book-entry form and whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

•	the form of the securities;

•	whether the debt securities will be senior or subordinated debt securities;

•	the terms of any right to convert or exchange the debt securities into any other securities or property; and

•	any other terms of the debt securities.

As described in each prospectus supplement relating to any particular series of debt securities offered thereby, the indenture may contain covenants limiting:

•	the entry into certain sale leaseback transactions;

•	the incurrence of debt by us;

•	the incurrence of debt by our subsidiaries;

•	the making of certain payments by us and our subsidiaries;

•	subsidiary mergers;

•	the business activities of us and our subsidiaries;

•	the issuance of preferred stock of subsidiaries;

•	asset dispositions;

•	transactions with affiliates;

•	the granting of liens; and

•	mergers and consolidations involving Carmike.

The indenture may also include any such other covenants as set forth in the applicable prospectus supplement.

Trustee

There may be more than one trustee under the indenture, each with respect to one or more series of debt securities. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of debt securities, each trustee shall be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee. Except as otherwise indicated, any action described herein to be taken by a trustee may be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture.

Payment; Transfer

We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities or where you can transfer the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities.

Denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in registered form, without coupons, in denominations of $2,000 each or multiples of $1,000.

Senior Debt Securities

The payment of principal, premium, if any, and interest on any senior debt securities will, to the extent and in the manner set forth in the applicable prospectus supplement, rank equally with all unsecured and unsubordinated debt.

Subordination

The payment of principal, premium, if any, and interest on any subordinated debt securities may, to the extent and in the manner set forth in the applicable prospectus supplement, be subordinated in right of payment to the prior payment in full, in cash equivalents, of all senior debt, as defined therein. Upon any payment by us or distribution of assets of ours of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings of ours, any holders of any of our senior indebtedness outstanding at the time will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior indebtedness, or provision will be made for such payment in cash, before the holders of our subordinated debt securities will be entitled to receive or retain any payment on account of principal of, or any premium or interest on, our subordinated debt securities as described in the applicable prospectus supplement.

Original Issue Discount

Debt securities may be issued under the indenture as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an “original issue discount security,” that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security pursuant to the indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

Consolidation, Merger or Sale

The indenture generally will permit a consolidation or merger between us and another entity. It will also permit the sale or transfer by us of all or substantially all of our property and assets and the purchase by us of all or substantially all of the property and assets of another entity. These transactions will be permitted if:

•

we are the continuing entity or, if not, the resulting or acquiring entity assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture; and

•	immediately after the transaction, no event of default (as defined in the indenture) exists.

If we consolidate or merge with or into any other company or sell all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring company may be substituted for us in the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor company may be able to exercise our rights and powers under the indenture, in our name or in its own name and we may be released from all of our liabilities and obligations under the indenture and under the debt securities.

Modification and Waiver

Under the indenture, some of our rights and obligations and some of the rights of holders of the debt securities may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series of debt securities affected by the modification or amendment. The following modifications and amendments will not be effective against any holder without its consent:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including defaulted interest;

•	reduce the principal of or change the fixed maturity of any debt security or alter the provisions with respect to redemptions or mandatory offers to repurchase debt securities;

•

make any change that adversely affects any right of a holder to convert or exchange any debt security into or for shares of our common stock or other securities, cash or other property in accordance with the terms of such security;

•	modify the ranking or priority of the debt securities or any guarantee;

•	release any guarantor from any of its obligations under its guarantee or the indenture except in accordance with the indenture;

•

make any change to any provision of the indenture relating to the waiver of existing defaults, the rights of holders to receive payment of principal and interest on the debt securities, or to the provisions regarding amending or supplementing the indenture or the debt securities of a particular series with the written consent of the holders of such series;

•	waive a continuing default or event of default in the payment of principal of or interest on the debt securities; or

•	make any debt security payable at a place or in money other than that stated in the debt security, or impair the right of any holder of a debt security to bring suit as permitted by the indenture.

We and the trustee will be able to modify and amend the indenture without the consent of any holder of debt securities for any of the following purposes:

•	cure any ambiguity, omission, defect or inconsistency;

•

comply with the provisions of the indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any guarantor of the debt securities;

•

provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•	create a series and establish its terms;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	delete a guarantor subsidiary that, in accordance with the terms of the indenture, ceases to be liable on its guarantee of debt securities;

•	add a guarantor subsidiary in respect of any series of debt securities;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will be able to, on behalf of all holders of that series:

•	waive our compliance with certain restrictive covenants of the indenture; and

•	waive any past default under the indenture, except:

•	a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

•	a default under any provision of the indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series.

Guarantees

The debt securities may be guaranteed by some or all of our subsidiaries as set forth in the applicable prospectus supplement. In addition, we may cause the guarantee of any subsidiary guarantor to be released under certain circumstances as provided in the indenture. Each of the subsidiary guarantors will fully and unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and any premium and interest on the debt securities, and the due and punctual payment of any sinking fund payments, when the same shall become due and payable, whether at maturity, by declaration of acceleration, by call for redemption, or otherwise.

Each subsidiary guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable subsidiary guarantor without rendering the subsidiary guarantee, as it relates to such subsidiary guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws.

Events of Default

Unless the applicable prospectus supplement states otherwise, “event of default,” when used in the indenture with respect to any series of debt securities, may include any of the following:

•	failure to pay interest on any debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or any premium on any debt security of that series when due;

•

failure to perform any other covenant in the indenture that applies to any debt securities of that series for 60 days after we have received written notice by registered or certified mail of the failure to perform in the manner specified in the indenture;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default that may be specified for the debt securities of that series when that series is created.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series will be able to declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to certain conditions, rescind the declaration.

The prospectus supplement relating to each series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of such series when an event of default occurs and continues.

An event of default for a particular series of debt securities will not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The indenture will require us to certify to the trustee each year that defaults do not exist under the terms of the indenture. The trustee will withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers such withholding of notice to be in the best interests of the holders.

Other than its duties in the case of a default, a trustee will not be obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnification. If reasonable indemnification is provided, then, subject to certain other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will be able to, with respect to the debt securities of that series, direct the time, method and place of:

•	any proceeding for any remedy available to the trustee; or

•	any trust or power conferred upon the trustee.

The holder of a debt security of any series will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

•	the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and

•

the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days.

However, the holder of any debt security will have an absolute right to receive payment of principal of and any premium and interest on the debt security when due and to institute suit to enforce such payment.

Defeasance

Defeasance and Discharge. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series will be subject to the defeasance and discharge provisions of the indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if we deposit with the trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on the debt securities of that series on the dates such payments are due under the indenture and the terms of the debt securities. As used above, “government obligations” will mean:

•	securities of the same government which issued the currency in which the series of debt securities are denominated and in which interest is payable; or

•	securities of government agencies backed by the full faith and credit of such government.

In the event that we deposit funds in trust and discharge our obligations under a series of debt securities as described above, then:

•

the indenture will no longer apply to the debt securities of that series, except for certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities and to maintain paying agencies and the trust funds; and

•	holders of debt securities of that series will only look to the trust for payment of principal, any premium and interest on the debt securities of that series.

Defeasance of Certain Covenants and Certain Events of Default. At the time that we establish a series of debt securities under the indenture, we will be able to provide that the debt securities of that series are subject to the covenant defeasance provisions of the indenture. If we so provide and make the deposit described under the heading “—Defeasance and Discharge” above, we will not have to comply with certain restrictive covenants and events of default contained in the indenture.

In the event of a defeasance, our obligations under the indenture and the debt securities, other than with respect to the covenants and the events of default specifically referred to above, will remain in effect.

If we exercise our option not to comply with the covenants listed above and the debt securities of such series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or government obligations on deposit with the trustee will be sufficient to pay the principal, interest, any premium and any other sums, due on the debt securities of such series on the date such payments are due under the indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments.

Condition. Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

DESCRIPTION OF DEPOSITARY SHARES

General

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a fractional ownership interest in one share of preferred stock, and will be evidenced by a depositary receipt. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary, which will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, and the holders from time to time of the depositary receipts evidencing the depositary shares. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of preferred stock represented by that depositary share, to all the rights and preferences of the shares of preferred stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the shares of preferred stock, we will deposit the shares of preferred stock with the depositary.

We have summarized selected terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. The summary is not complete. We will file the form of deposit agreement, including the form of depositary receipt, as an exhibit to a Current Report on Form 8-K before we issue the depositary shares. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of such series.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of preferred stock to the record holders of depositary shares relating to the underlying shares of preferred stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the shares of preferred stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges.

Redemption of Depositary Shares

If the series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the shares of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the shares of preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed may be selected by the depositary pro rata or in any other manner determined by the depositary to be equitable. In any such case, we may redeem depositary shares only in certain increments.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of those shares will cease, except the right to receive the amount payable and any other property to which the holders were entitled upon the redemption. To receive this amount or other property, the holders must surrender the depositary receipts evidencing their depositary shares to the depositary. Any funds that we deposit with the depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date we deposit the funds.

Conversion

If any series of preferred stock underlying the depositary shares is subject to conversion, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert the depositary shares.

Withdrawal of Preferred Stock

Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary, paying any taxes, charges and fees provided for in the deposit agreement and complying with any other requirement of the deposit agreement. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock, but holders of whole shares of preferred stock will not be entitled to deposit those shares of preferred stock under the deposit agreement or to receive depositary receipts for those shares of preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting the Shares of Preferred Stock

When the depositary receives notice of any meeting at which the holders of the shares of preferred stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the shares of preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the shares of preferred stock, may instruct the depositary to vote the amount of the shares of preferred stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the amount of the shares of preferred stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the shares of preferred stock, it will vote all depositary shares of that series held by it proportionately with instructions received.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of us, whether voluntary or involuntary, the applicable prospectus supplement will set forth the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary share evidenced by a depositary receipt.

Amendment and Termination of the Deposit Agreement

We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of depositary shares will not be effective unless the holders of at least a majority of the affected depositary shares then outstanding approve the amendment. We will make no amendment that impairs the right of any holder of depositary shares, as described above under “—Withdrawal of Preferred Stock,” to receive shares of preferred stock and any money or other property represented by those depositary shares, except in order to comply with mandatory provisions of applicable law. Holders who retain or acquire their depositary receipts after an amendment becomes effective will be deemed to have agreed to the amendment and will be bound by the amended deposit agreement.

The deposit agreement will automatically terminate if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the shares of preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of us.

We may terminate the deposit agreement at any time, and the depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days before the termination date. In that event, the depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary receipts evidencing the depositary shares, the number of whole or fractional shares of preferred stock as are represented by those depositary shares.

Charges of Depositary; Taxes and Other Governmental Charges

We will pay the fees, charges and expenses of the depositary provided in the deposit agreement to be payable by us. Holders of depositary receipts will pay any taxes and governmental charges and any charges provided in the deposit agreement to be payable by them, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts. If the depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

The depositary may resign at any time by giving us notice, and we may remove or replace the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Reports to Holders

We will deliver all required reports and communications to holders of the shares of preferred stock to the depositary. It will forward those reports and communications to the holders of depositary shares.

Limitation on Liability of the Depositary

The depositary will not be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of the depositary under the deposit agreement will be limited to performance in good faith of its duties under the agreement, and it will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory and reasonable protection from expenses and liability is furnished. This is called an indemnity. The depositary may rely upon written advice of counsel or accountants, upon information provided by holders of depositary receipts or other persons believed to be competent and upon documents believed to be genuine.

DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of our debt securities, depositary shares, preferred stock or common stock. Warrants may be issued independently or together with our debt securities, our depositary shares, our preferred stock or our common stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Each warrant agreement will be between us and a banking institution organized under the laws of the United States or a state thereof. We will file the form of warrant agreement as an exhibit to a Current Report on Form 8-K before we issue the depositary shares.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities, common stock, depositary shares or preferred stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities, common stock, depositary shares or preferred stock and is not entitled to any payments on any debt securities, common stock, depositary shares or preferred stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities, common stock, depositary shares or preferred stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities, common stock. depositary shares or preferred stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the applicable United States federal income tax consequences;

•	the identity of the warrant agent;

•	the exchanges, if any, on which such warrants may be listed; and

•	any other terms of the warrants.

You will be able to exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

PLAN OF DISTRIBUTION

We may sell any securities:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The distribution of the securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale; or

•	at prices related to such prevailing market prices, or at negotiated prices.

For each series of securities, the prospectus supplement will set forth the terms of the offering including:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act.

If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any state that does not permit such an offer.

Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions, or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

In connection with an offering of securities, the underwriters may purchase and sell securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves sales of securities in excess of the principal amount of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over -the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The securities, other than the common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we may not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

LEGAL MATTERS

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by King & Spalding LLP. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, incorporated in this Registration Statement by reference from the Company’s Current Report on Form 8-K dated June 7, 2010 and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports ((1) which report on the consolidated financial statements is incorporated by reference from the Company’s Current Report on Form 8-K dated June 7, 2010 and (2) which report on the effectiveness of the Company’s internal control over financial reporting at December 31, 2009 is incorporated by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2009). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

4,500,000 Shares

Common Stock

Sole Bookrunning Manager

Macquarie Capital

Co-Managers

B. Riley & Co.	Wedbush Securities	Barrington Research
Maxim Group LLC	Ascendiant Capital Markets, LLC

July 25, 2013